                                Form of Agreement
                            Subject to Board Approval

___________, 1996

Bankers Trust Company
One Bankers Trust Plaza
New York, NY 10006
USA

         RE:      Securities Lending Agreement

Dear Sirs:

         This letter will confirm our agreement, as set forth below, pursuant to which Bankers Trust Company ("BTC") will be authorized to lend on our behalf certain securities held by BTC as trustee and/or custodian:

         1. Appointment of Agent
            --------------------

         (a) Until this Agreement is terminated pursuant to Section 11, BTC is authorized as our agent to lend on a disclosed basis our securities held in custody by BTC to such borrowers as appear on your approved list of borrowers, a copy of which you may obtain at any time upon request, at the time of any loan and on such terms as BTC shall in its sole discretion decide. Such borrowers may include Bankers Trust International PLC, an affiliate of BTC, if we provide BTC with our authorization in the form attached as Exhibit A hereto, and certain United Kingdom entities, if we provide BTC with our authorization in the form attached hereto as Exhibit B. BTC shall further be authorized as our agent to sign agreements with borrowers, ownership or other certificates as may be required by the Internal Revenue Service or any other tax authorities, and to take any other actions necessary to effect such loans.

         (b) We acknowledge that BTC acts as agent for other securities lending clients who may hold some of the same securities as we may hold and, accordingly, that any given loan to a borrower may be allocated among several of BTC's clients. We agree that BTC shall have full discretion to allocate such loans among BTC's clients as it deems appropriate and shall have no obligation to include us in any such allocation.

         (c) We represent that:(i) [COMPANY] is a ________________ established pursuant to _____________________; (ii) we have and will have the right to lend the securities subject to loans hereunder; (iii) the assets subject to this Agreement [do / do not] consist of assets which are deemed to be plan assets under the Employee Retirement Income Security Act of 1974, or the Internal Revenue Code of 1986, each as amended; (iv) the execution, delivery and performance of this Agreement are within our powers, have been and remain duly authorized by all necessary action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on us; (v) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and (vi) this Agreement constitutes a legal, valid and binding obligation enforceable against us in accordance with its terms.

         2. Remuneration
            ------------

         Unless otherwise agreed, BTC shall pay us a fee for each loan equal to an agreed percentage of (a) in the case of loans not collateralized by cash, the fee paid by the borrower to BTC with respect to each loan, and (b) in the case of loans collateralized by cash, the difference between (i) the net realized income derived from approved investments of the cash collateral, minus (ii) the borrower's rebate. BTC shall receive any fee paid by the borrower and, provided that BTC shall have actually received payment of such fees from the borrower, credit our portion of such fees to our account monthly.

         3. Statements of Loan Activity and Fees
            ------------------------------------

         BTC shall promptly advise us by written or electronic means of any loan entered into by BTC on our behalf. In addition, BTC shall send us a monthly statement summarizing securities lending activity (including revenues therefrom) for the previous month effected by BTC on our behalf.

         4. Distributions on Loaned Securities and Collateral
            -------------------------------------------------

         All borrowers shall be required to pay or otherwise deliver to BTC all substitute payments in respect of interest payments, dividends, or other distributions made on the loaned securities. Such payments shall be credited by BTC to our account upon receipt by BTC of such payments from the borrower, unless otherwise agreed upon by the parties. We authorize BTC to pay, provided that the borrower is not in default under its agreement with BTC, to the borrower all interest payments received by BTC on Government Securities (as defined in Section 6(a)) held by BTC as collateral for our loans.

         5. Recalls of Securities
            ---------------------

         (a) Unless otherwise agreed by us, we may instruct BTC to terminate any loan in whole or in part by giving BTC written notice thereof (a "Recall Notice"). BTC shall thereupon promptly recall the securities from the borrower, within the recall period specified by BTC's agreement with the borrower, which shall not be later than the fifth business day (but, in the case of U.S. equity securities, the third business day, and, in the case of Government Securities, the first business day) following the business day on which BTC gives a notice recalling the securities to the borrower (the "Recall Period"). If, on the day BTC receives the Recall Notice, (i) the borrower is closed for business or (ii) the principal market for the loaned securities is closed for trading, the Recall Period will commence on the next business day on which both the borrower and the principal trading market are open.

         (b) If any loaned security is not returned by a borrower by the expiration of the applicable recall period, BTC shall notify us of such fact. BTC shall take all steps which BTC deems appropriate to secure the prompt return of the securities pursuant to BTC's agreement with the borrower (which may include the liquidation of collateral and the purchase of replacement securities).

         6. Collateral
            ----------

         (a) Unless otherwise indicated to us by BTC, prior to or simultaneously with the delivery of our securities to a borrower, BTC shall obtain and hold on our behalf collateral having a value not less than the value (the "Margin Requirement") specified in Exhibit C hereto. The collateral shall consist of (i) cash, (ii) securities issued or guaranteed by the United States Government or its agencies ("Government Securities"), or (iii) letters of credit issued by banks as may be acceptable to BTC.

         (b) BTC will mark to market loaned securities and collateral (if the collateral is represented by Government Securities) on a daily basis, and if on any day, the aggregate market value of the collateral held by BTC for loans made to any one borrower is less than the Margin Requirement, BTC shall obtain from such borrower pursuant to BTC's agreement with the borrower such additional collateral so that the aggregate market value of the collateral is not less than the Margin Requirement. We understand that BTC may be obligated to release collateral in excess of the Margin Requirement to the borrower when so required by BTC's agreement with the borrower.

         (c) We authorize BTC to invest, on our behalf and for our account, any cash collateral received from a borrower in any of the instruments described in Exhibit C hereto, including any such instrument issued by, purchased through or entered into with BTC or its affiliates. We acknowledge that such cash collateral is invested at our risk, and if, upon termination of any loan, the cash collateral held by BTC for our account is less than the amount required to be returned to the borrower under BTC's agreement with the borrower, we will provide BTC with cash in the amount of any such deficiency.

         7. Indemnification
            ---------------

         (a) In the event that any loan is terminated and the loaned Securities or any portion thereof shall not have been returned to BTC by or on behalf of Borrower within the time specified by BTC's agreement with the borrower, BTC shall at its expense (i) within one (1) business day after the expiration of the Recall Period, replace the loaned Securities (or any portion thereof not so returned) with a like amount of the loaned securities of the same issuer, class and denomination, and hold us harmless from any brokerage commission, fees, and New York State or City transfer taxes incurred by BTC in the purchase of such replacement securities or (ii) if BTC is unable to purchase such securities on the open market, credit our account with an amount of cash in U.S. dollars equal to the Market Value (as defined below) of such unreturned loaned Securities determined at the close of business as of the date on which the loaned Securities should have been returned plus, until such time as the events in (i) or (ii) are consummated, all financial benefits derived from the beneficial ownership of the loaned Securities which have accrued on the loaned Securities whether or not received from Borrower. The Market Value of any securities listed on a national securities exchange will be the last sales price on the principal exchange on which trading occurred on the date the Market Value is determined or, if there was no sale on any such exchange on such date, the last bid price quoted. The Market Value of securities traded in the over-the-counter market will be the last quoted bid price in the over-the-counter market as reported by the National Quotation Bureau Incorporated or any successor organization. The Market Value of Government Securities shall be the price as quoted by a generally recognized pricing service for the business day preceding the date of determination (or, if not so quoted on such day, the next preceding day on which they were so quoted). The Market Value of securities the principal trading market for which is outside the United States will be the last sale price on the principal exchange on which they are traded, or if there was no sale on that date, the last sale price on the next preceding day on which there was such a sale on such exchange, all as quoted in the DataSheet Service of the Interactive Data Corporation, or, if not therein quoted, then as quoted by any such exchange; the foreign exchange rate used to calculate the Market Value of foreign securities not denominated in U.S. dollars shall be the foreign exchange rate quoted by Bankers Trust Company at the close of business in New York on the preceding day. The Market Value of securities for which market quotations are not readily available over a reasonable period of time, will be the average of values quoted by three major investment banking firms which are mutually agreeable to BTC and us.

         (b) In the event that BTC shall be required to make any payment to us or shall incur any loss or expense pursuant to (a) above, it shall, to the extent of such payment or loss or expense, be subrogated to, and succeed to, all of our rights against the borrower and to the collateral involved; to the extent the collateral consists of cash or Government Securities, we shall contemporaneously with any such payment to us by BTC surrender same to BTC for its sole disposition.

         (c) Except as provided in this Section 7, BTC shall have no liability to us for any failure of a borrower to return loaned securities.

         8. BTC's Relationship with a Borrower.
            -----------------------------------

         We acknowledge that BTC and/or its affiliates may be a creditor of, for its own account or in a fiduciary capacity, or generally engage in any kind of commercial or investment banking business with, a borrower to whom BTC has lent our securities. Without limiting the generality of the foregoing, BTC shall not be required to disclose to us any financial information about a borrower obtained in the course of its relationship with such borrower.

         9. Notices
            -------

         All notices under this Agreement, including Recall Notices, shall be in writing and sent by mail or facsimile, addressed as follows:

         If to BTC:

         Bankers Trust Company
         c/o BTNY Services, Inc.
         34 Exchange Place
         Jersey City, NJ 07302
         U.S.A.
         Attention: Securities Lending Unit
         Facsimile No.: (201) 860-2587

         If to us:

         [CLIENT NAME]

         [ADDRESS]
         ATTENTION:
         FACSIMILE NO.:

         Notices shall be effective upon receipt. The address indicated above for either party may be changed by prior written notice to the other party.

         10. Indemnification and Reimbursement of Agent, etc.
             ------------------------------------------------

         (a) We agree to indemnify BTC and to hold BTC harmless from any liabilities, losses, costs or expenses (including reasonable attorneys' fees) which BTC may incur in connection with this Agreement or the transactions contemplated hereby; provided that such indemnification shall not extend to liabilities, losses, costs or expenses to the extent that such liabilities, losses, costs or expenses (i) are found by a final judgment of a court of competent jurisdiction to have resulted from BTC's own willful misconduct or gross negligence or (ii) result from BTC's indemnity provided in Section 7.

         (b) We agree that BTC's duties and responsibilities shall only be those expressly set forth herein and that BTC may consult with counsel and be fully protected with respect to any action taken or omitted to be taken in good faith upon advice of such counsel.

         (c) We agree that BTC may rely on any certificate, statement, request, consent, agreement or other instrument which it believes to be genuine and to have been signed or presented by a proper person or persons.

         11. Termination
             -----------

         Either party may terminate this Agreement by giving not less than five business days written notice to the other party. Such termination shall be effective on the date specified therein, provided that such termination notice shall not constitute a notice pursuant to Section 5 unless so specified by us, and further provided that this Agreement shall continue to govern all outstanding loans until the termination thereof.

         12. Governing Law and Legal Proceedings
             -----------------------------------

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of laws principles thereof).

         (b) We hereby agree that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of the State of New York, the courts of the United States of America located in the City of New York or in any other court having jurisdiction with respect thereto, and we hereby irrevocably consent to service of process in any said action or proceeding in any of such courts by the mailing of copies thereof, postage prepaid, to us at [ADDRESS OF DESIGNATED AGENT FOR SERVICE OF PROCESS IN NEW YORK], such service to be effective 10 days after such mailing. We hereby waive, in relation to any such action or proceeding, [any sovereign immunity or other immunity to suit or to the execution or attachment (whether before or after judgment) to which we or any of our property may be or become entitled, or] (1) any defense to any action or proceeding based on venue or that the action has been brought in an inconvenient forum.

         13. Force Majeure
             -------------

         Notwithstanding any other provision contained herein, BTC shall not be liable for any action taken, or any failure to take any action required to be taken hereunder or otherwise to fulfill BTC's obligations hereunder in the event and to the extent that the taking of such action or such failure arises out of or is caused by acts of governmental authorities (whether de jure or de facto), including nationalization, expropriation, the imposition of currency restrictions, war, insurrection, riot, revolution, terrorism or civil commotion; acts of God, accident, fire, water damage, explosion, hurricane, cyclone, earthquake, volcanic eruption, nuclear fusion, fission, or radioactivity; mechanical breakdown, computer or system failure or computer virus, failure or malfunctioning of any communications media for whatever reason; interruption

--------------------
         (1) Can delete for U.S. Clients

(whether partial or total) of power supplies or other utility or service; strike or other stoppage (whether partial or total) of labor; any law, decree, regulation or order of any government or governmental body (including any court or tribunal); or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond BTC's control.

         14. Miscellaneous
             -------------

         This Agreement constitutes the entire agreement of the parties with respect to BTC's acting as our agent in connection with the loan of our securities which we have placed in custody with BTC, and supersedes all prior understandings, written or oral, or any previous agreement with respect thereto. Neither party shall be bound by any modifications of this Agreement unless it has so agreed in writing.

         If the terms hereof accurately reflect our agreement, please so indicate by signing below.

                                         [CLIENT NAME]

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

AGREED TO AND ACCEPTED BY
AS OF THE DATE HEREOF:

BANKERS TRUST COMPANY

By:
   --------------------------
    Name:
    Title:

                                                                   Exhibit A

Authorization to Lend to Bankers Trust International PLC

         The following procedures will be employed to ensure that each loan to Bankers Trust International ("BTI"), wholly owned subsidiary established under English law of Bankers Trust Company ("Bankers Trust"), is made in conformity with the requirements of the Department of Labor.

         1. Loans of securities to BTI will be competitively negotiated. Each prospective transaction with BTI will be evaluated by comparing rates and terms offered by BTI to those offered by other unrelated borrowers on our approved list of borrowers. Any loan of securities to BTI will be at market rates and in no event less favorable than a loan of such securities, if such loan could be made at the same time under the same circumstances to an unaffiliated borrower.

         2. Bankers Trust will maintain transactional and market records which contain information to assure that all loans made to BTI are effectively at arms-length terms. These records will contain data pertaining to loans made to BTI and other bids, if any, made for such loans or other rates on similar loans by unaffiliated borrowers. You may obtain a copy of such records upon written request.

         3. As is the case with loans to unrelated approved borrowers, if prevailing market interest or rebate rates change, the rates on outstanding loans to BTI will be adjusted accordingly.

         4. All loans to BTI will be made on terms which are substantively identical to those contained in the standard Bankers Trust UK Securities Lending Agreement ("the Securities Lending Agreement"), which is our contract for loans to unrelated approved UK borrowers. Among other things, the Securities Lending Agreement with BTI will provide the lending client with all right, title and interest in the collateral delivered by the borrower.

                  A copy of the BTI Securities Lending Agreement is available to you at any time upon request. We will provide you at least thirty (30) days advance written notice of any substantive amendments or changes to the Securities Lending Agreement with BTI.

         5. As is Bankers Trust's present policy for all loans to unrelated borrowers, any and all loans to BTI will be:

         (a) Collateralized for each loan transaction in an amount equal to the agreed upon percentage, which shall be at least 102% of the market value of securities, plus accrued interest (in the case of debt securities). We will mark loans to market on a daily basis to ensure that the loan collateral is maintained at the agreed upon percentage.

         As is the case with loans to unrelated approved borrowers, permissible collateral will include any combination of the following:

         - Cash collateral which will be invested for you if you so request by Bankers Trust, in the investment vehicle that you have chosen for the investment of your cash collateral, a current description of which is available upon request.

         - Securities issued or guaranteed by the United States Government or any agency thereof.

         - Letters of credit issued by banks as may be acceptable to Bankers Trust (a current list of such institutions is available upon request, at any time.) In no event will Bankers Trust, or any affiliate of Bankers Trust, be the issuer of a letter of credit in connection with the securities lending program.

         (b) Cancelable by you or by Bankers Trust at any time. Upon termination of a loan, the securities are required to be returned to us as your agent on the day that would be the standard settlement day in the principal market in which securities are traded, for transactions effected on the business day on which Bankers Trust as your agent gives notice of termination to BTI, in no event to exceed 5 business days in the market in which the security is traded.

         6. You may receive a copy of BTI's most recent available audited and unaudited financial statements upon request. Should we believe there to be any material adverse change in the financial condition of BTI, we will promptly advise you of such change and ask you for your approval to continue lending to BTI.

         7. In case of a default by BTI in any securities loan transaction, Bankers Trust will promptly notify you of such fact and use all appropriate means as your agent to enforce your rights under the BTI Securities Lending Agreement against BTI. In such event, you may, if you so choose, at your expense, assume the rights of Bankers Trust to enforce the terms of the BTI Securities Lending Agreement against BTI.

         8. The current monthly report furnished to you, covering all securities loans outstanding in the previous month, enables you to review all lending activity for your account, including BTI loans and all other loan transactions. The format includes a list of outstanding loans and loans that terminated during the prior month, showing the number of securities involved, value of securities and collateral, daily and monthly rate of interest or rebate rates and number of days securities have been out on loan. A weekly report of specific outstanding loans is also available, upon request.

By:
   -----------------------------
   Name:
   Title:

                                                                    Exhibit B

LOANS TO UK COUNTERPARTIES

         Certain of the borrowers to which Bankers Trust Company ("BTC") may loan our securities held in trust and/or custody are entities which are organized and existing under the laws of the United Kingdom ("UK Counterparties"). Loans to UK Counterparties will be made by BTC as our agent pursuant to a form of securities lending agreement governed by the laws of the United Kingdom (the "UK Agreement") which is available to us upon request.

         [In order to ensure that securities loans to such UK Counterparties which do not at the present time meet the requirements of Prohibited Transaction Exemption 81-6 or another available exemption do not result in a prohibited transaction under ERISA, BTC will require such borrowers to represent to BTC that they are not a "party in interest" within the meaning of ERISA with respect to any pension or retirement plan the assets of which are being lent.](2)

         By signing this authorization, we grant our consent to BTC making, on our behalf, the following representations and warranties to such UK
Counterparties:

         (1) We are duly authorized and empowered to perform our respective duties and obligations under the UK Agreement;

         (2) We are not restricted under the terms of our constitution or in any other manner from lending securities in accordance with the UK Agreement or from otherwise performing our obligations thereunder; and

         (3) We are absolutely entitled to pass full beneficial ownership of all securities loaned under the UK Agreement to the applicable UK Counterparty free from all liens, charges and encumbrances.

         We authorize BTC as our agent to(a) disclose our name to the UK Inland Revenue for approval of us as an approved lender to a UK Counterparty and (b) undertake to the Inland Revenue on our behalf to lend securities on certain specified terms, with which BTC as our agent will comply. We agree to provide

----------------------
         (2) For ERISA clients.

BTC with all documents, certificates or other information necessary to enable BTC to make the appropriate filings on our behalf with the Inland Revenue to become an approved lender to UK Counterparties. [We understand such approval is necessary to enable the UK Counterparty to make manufactured payments in respect of interest, dividends or other distributions on the loaned securities without deduction of [UK] withholding tax.](3) [We understand such approval is necessary in order to prevent certain UK tax costs arising for the UK Counterparty.](4)

In order to make loans to UK Counterparties, we understand that we will be required to submit to the non-exclusive jurisdiction of the courts of England in connection with any disputes which may arise out of or in connection with the UK Agreement, and waive any objection to proceedings in such courts whether on the grounds of sovereignty, venue or that the proceedings have been brought in an inconvenient forum. By signing this authorization, we also consent to BTC's entering into such agreements on our behalf.

         Except as specifically described above, all provisions of the Securities Lending Agreement between us and BTC shall be applicable to loans to UK Counterparties.

THE LENDING OF SECURITIES TO UK COUNTERPARTIES IS AUTHORIZED UNDER THE PROCEDURES DESCRIBED ABOVE SUBJECT TO ANY LIMITATIONS SET FORTH BELOW.

By:
   --------------------------
   Name:
   Title:

-----------------------------
         (3) For use with clients resident and subject to tax in a jurisdiction having a double tax treaty with the UK containing an "other income" article exempting such income from UK tax.
         (4) For use with other clients.

                                                                EXHIBIT C

I. Margin Requirements Referred to in Section 6(a)
   -----------------------------------------------

         For loans of securities the principal trading market for which is in the United States, 102%, and for loans of securities the principal trading market for which is outside the United States, 105%, of the aggregate market value of the loaned securities plus any accrued but unpaid distributions thereon.

II. Investment Vehicles Referred to in Section 6 (c)
    ------------------------------------------------

         [List]

___________, 1996

Bankers Trust Company
One Bankers Trust Plaza
New York, NY 10004
U.S.A.

         Re:      Securities Lending Agreement

Dear Sirs:

         In accordance with Section 2 of the securities lending agreement between you and us dated ___________ 1996, we hereby confirm our agreement that the fee paid by the borrower with respect to each loan of securities thereunder shall be apportioned between us as __% for us and __% for BTC.

                                              Very truly yours,

                                              [CUSTOMER]

                                              By:
                                                 ----------------------------
                                                       Name:
                                                       Title:

AGREED TO AND ACCEPTED:

BANKERS TRUST COMPANY

By:
   -----------------------------------
         Name:
         Title: